Exhibit 99.(m)(17)

AMENDMENT TO THE AGREEMENT TO SUSPEND DISTRIBUTION PLANS FOR
TIAA-CREF FUNDS

          AMENDMENT, dated September 10, 2009, to the Agreement to Suspend Distribution Plans, dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Funds (the “Trust”) and Teachers Personal Investors Services, Inc. (“TPIS”).

          WHEREAS, the Trust is launching 10 new series (“New Funds”), which will make up a new sub-family of funds entitled the “Lifecycle Index Funds,” and which will have a compensatory Rule 12b-1 plan on their Retirement Class shares (the “Lifecycle Index Retirement Class Plan”) that the Trust and TPIS do not wish to activate at this time;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and TPIS hereby agree to amend the Agreement as follows:

1.	The Agreement shall be amended so that it suspends reimbursements under the Lifecycle Index Retirement Class Plan with respect to the following New Funds until January 31, 2011:

Lifecycle Retirement Income Fund
Lifecycle Index 2010 Fund
Lifecycle Index 2015 Fund
Lifecycle Index 2020 Fund
Lifecycle Index 2025 Fund
Lifecycle Index 2030 Fund
Lifecycle Index 2035 Fund
Lifecycle Index 2040 Fund
Lifecycle Index 2045 Fund
Lifecycle Index 2050 Fund

2.	Section 1 of the Agreement shall be replaced in its entirety with the following:

Term of Agreement. This Agreement, which commenced as of February 1, 2006, is in effect with respect to the Lifecycle Retirement Class Plan until the close of business on January 31, 2010, and with respect to the Lifecycle Index Retirement Class Plan until the close of business on January 31, 2011. The Agreement may be terminated earlier than the date specified above upon written agreement by the parties hereto.

IN WITNESS WHEREOF, the Trust and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF FUNDS

By: Phillip G. Goff
Title: Treasurer

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By: Keith Rauschenbach
Title: President